Exhibit 99.(d)(2)

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of December 19, 2025 by and between Invesco QQQ Trust, Series 1 (the “Fund”) and Invesco Capital Management LLC (“Invesco Capital Management” or the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company;

WHEREAS, the Fund desires to retain the Adviser to furnish administrative and management services to the Fund, in the manner and on the terms and conditions set forth herein;

WHEREAS, the Adviser is willing to furnish administrative and management services to the Fund, in the manner and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Fund and the Adviser hereby agree as follows:

ARTICLE 1

Employment of Adviser

1.1            The Fund hereby employs the Adviser to manage and administer, or, subject to its oversight, arrange for the management and administration of its affairs and the affairs of the Fund, as applicable, for the period and upon the terms herein set forth.

1.2            The Adviser accepts such employment and agrees during such period at its own expense to render the services, or, subject to its oversight, to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided.

1.3            The services of the Adviser herein provided are not to be deemed exclusive and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

1.4            The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 2

Duties of Adviser

2.1            Administrative Services. Subject to the terms of this Agreement and the supervision and direction of the Board of Trustees of the Fund (the “Board”), the Adviser shall provide the services with respect to the Fund as set forth in Schedule A attached hereto, as that Schedule may be amended from time-to-time, and shall provide other reasonable services requested by the Board, or otherwise agreed upon by the parties from time-to-time.

2.2            Subcontractors. In connection with the services to be provided by the Adviser under this Agreement, the Adviser may to the extent that it deems appropriate, make use of subcontractors selected by the Adviser, provided that the Adviser shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by the Adviser or such parties.

ARTICLE 3

Allocation of Charges and Expenses

3.1            Charges and Expenses. The Adviser shall provide executive, administrative, clerical and other personnel necessary to perform the services set forth herein and shall pay the salaries and other costs of employing all of these persons. In accordance with the unitary management fee paid by the Fund, the Adviser shall pay all of the expenses of the Fund, except for investment advisory fees, payments under the Fund's 12b-l plan, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses.

ARTICLE 4

Compensation of Adviser

The Adviser's compensation for the services to be furnished under this Agreement, as set forth in Schedule B, is subject to agreement between the Adviser and the Fund, as it may be amended from time to time.

ARTICLE 5

Limitations of Liability

5.1            Limitations of Liability of the Adviser. Invesco Capital Management shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of Invesco Capital Management, who may be or become an officer, Board member, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of Invesco Capital Management even though paid by the Adviser.

5.2            Limitation of Liability of the Fund. Invesco Capital Management is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Trust Indenture and Standard Terms and Conditions of Trust (the “Trust Documents”) of the Fund and agrees that the obligations assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. Invesco Capital Management shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, nor shall Invesco Capital Management seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Fund.

ARTICLE6

Books and Records

6.1            The Adviser shall keep all books and records in connection with the services provided hereunder on behalf of the Fund as required pursuant to Rule 31 a-1 under the 1940 Act.

6.2            The books and records the Adviser maintains pertaining to the Fund, which are in the possession or under the control of the Adviser, shall be the property of the Fund. The Fund and authorized persons shall have access to such books and records at all times during the Adviser's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Adviser to the Fund or to an authorized person, at the Fund's expense.

ARTICLE 7

Duration and Termination of this Agreement

7.1            Effective Date and Term. This Agreement shall become effective as of the date first written above and shall continue in effect unless terminated as set forth in Section 7.2.

7.2            Termination.

(a)            As to the Fund, this Agreement may be terminated at any time, without penalty, by vote of the Board or by the Adviser, on sixty (60) days' written notice to the other party.

(b)           The Fund also may terminate this Agreement at any time for cause.

ARTICLE 8

Amendments of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of the Board. Notwithstanding the foregoing, the Adviser may add additional services to Schedule A without approval by the Board.

ARTICLE 9

Miscellaneous Provisions

9.1            Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.

9.2            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.3            Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

9.4            Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.5            Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

9.6            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

9.7            Cumulative Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Invesco QQQ Trust, Series 1

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	President and Principal Executive Officer

Invesco Capital Management LLC

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director and Chief Executive Officer

SCHEDULE A

Schedule of Services

(a)	Regulatory Administration Services

(i)	Assemble and distribute Board materials for meetings of the Board, including the drafting of agendas and resolutions for such meetings of the Board.
(ii)	Prepare and coordinate the filing of post-effective amendments to the Fund’s registration statement (including post-effective amendments to the registration statement related to the addition of one or more series of shares) and any amendments or supplements thereto.
(iii)	Prepare or assist Fund counsel in the preparation and filing of notices of special meetings of shareholders and proxy materials relating to such meetings and coordinate and oversee additional function related to such meetings, including solicitation and proxy tabulation services.
(iv)	Prepare and respond to regulatory examinations, requests and/or matters.
(v)	Oversee the provision of services to the Fund by third parties, including the Fund’s administrator and affiliates of the Adviser.
(vi)	Provide to the Board periodic and special reports, as the Board may reasonably request, relating to the provision of services hereunder and also concerning the services of the Fund’s administrator, custodian and transfer agent.

(b)	Commodity Futures Trading Commission Services

(i)	Provide on behalf of any Fund that is a commodity pool under the Commodity Exchange Act, and the rules thereunder (“CEA”), all regulatory administrative services necessary to comply with the obligations of the CEA and the rules thereunder and the rules of the National Futures Association (“NFA”), including, but not limited to, preparing and coordinating the filing of disclosure documents and marketing materials with the NFA, registering the Adviser as a Commodity Pool Operator (“CPO”) with the NFA, registering the Fund and its associated persons1[1] and principals with the NFA, and coordinating background checks and proficiency examinations for the Fund's associated persons.
(ii)	Provide on behalf of any Fund that is relying on the exclusion from regulation as a commodity pool pursuant to Rule 4.5 under the CEA, all regulatory administrative services to comply with the Rule 4.5 exclusion, including, but not limited to, filing claims of exemption for the Adviser and Fund with the NFA, affirming and re-affirming the Fund's eligibility for exclusion from Rule 4.5 at the end of each calendar year, taking steps reasonably designed to prevent the Fund from being marketed as a commodity pool or as a fund for trading in commodity interests, and providing the services set forth in Section (b )(iii) below.
(iii)	If the Fund is relying on the exclusion from regulation as a commodity pool pursuant to Rule 4.5, monitor the Fund's compliance with the investment limitations of the Rule 4.5 exclusion

1 Those natural persons who solicit investors or supervise those who do, as well as the principals of CPOs, all of whom are subject to extensive background checks.

Schedule B

Adviser shall be compensated for all services provided pursuant to this agreement as part of the advisory fee that it separately charges for managing the Fund. Adviser shall be compensated for any future services as may be agreed by the parties.